Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Gold Resource Corporation:

We consent to the incorporation by reference in the registration statement (No. 333‑171779) on Form S-8 and the registration statement (No. 333-170101) on Form S-3 of Gold Resource Corporation of our reports dated March 19, 2015, with respect to the consolidated balance sheets of Gold Resource Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10‑K of Gold Resource Corporation and subsidiaries.

Our report on the effectiveness of internal control over financial reporting, expresses our opinion that Gold Resource Corporation did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to internal controls over income taxes which were not designed and operating effectively.

/s/ KPMG LLP

Denver, Colorado

March 19, 2015